Exhibit 5.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the amended Registration Statement No. 333-140435 on Amendment No. 1 to Form F-10 of Shaw Communications Inc. (“Shaw”) filed with the Securities and Exchange Commission (the “Commission”) on February 16, 2007 (the “Registration Statement”), and to the incorporation by reference therein of our report, dated October 16, 2006, with respect to the audited consolidated balance sheets of Shaw as at August 31, 2006 and 2005 and the consolidated statements of income and deficit and cash flows for the three years ended August 31, 2006, filed with the Commission as Exhibit 99.1 to the Form 40-F of Shaw and included as Exhibit 4.1 to the Registration Statement.

Calgary, Canada February 16, 2007	/s/ Ernst & Young LLP Ernst & Young LLP